UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2017

FIDELITY & GUARANTY LIFE
(Exact name of registrant as specified in its charter)

Delaware	001-36227	46-3489149
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Ruan Center 601 Locust Street, 14th Floor Des Moines, IA		50309
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (800) 445-6758
Former name or former address, if changed since last report.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01    Other Events.
As previously announced, on May 24, 2017, Fidelity & Guaranty Life (the “Company”) and CF Corporation (“CF Corp”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with FGL US Holdings Inc., an indirect wholly owned subsidiary of CF Corp (“Parent”), and FGL Merger Sub Inc., a direct wholly owned subsidiary of Parent (“Merger Sub”). Subject to the terms and conditions of the Merger Agreement, CF Corp has agreed to acquire the Company for $31.10 per share in cash, or a total of approximately $1.835 billion, plus the assumption of $405 million of existing debt, through the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving entity.
On November 8, 2017, CF Corp (and related applicants) received the approval of the New York Department of Financial Services necessary as a condition to completion of the Merger. Accordingly, the sole remaining regulatory approval that is a condition to completion of the Merger is that of the Iowa Insurance Division. On November 7, 2017, the Iowa Insurance Division held a public hearing to consider whether the proposed acquisition of control of Fidelity & Guaranty Life Insurance Company complies with the standards set forth under applicable Iowa insurance laws. Both CF Corp and the Company are committed to close the Merger as soon as practicable and continue to expect the closing to occur by year end 2017, subject to receipt of this sole remaining regulatory approval and satisfaction of the other closing conditions specified in the Merger Agreement.
Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s and CF Corp’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “might” and “continues,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s expectations and projections with respect to the completion of the Merger. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside the Company’s and CF Corp’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (2) the outcome of any legal proceedings that may be instituted against the Company or CF Corp following the announcement of the Merger Agreement and the transactions contemplated therein; (3) the inability to complete the Merger, including due to failure to meet conditions to closing in the Merger Agreement; (4) delays in obtaining, adverse conditions contained in, or the inability to obtain necessary regulatory approvals (including approval from insurance regulators) required to complete the transactions contemplated by the Merger Agreement; (5) the ability to achieve tax and operational efficiencies or to achieve incremental investment returns from asset management; (6) the ability to identify and consummate accretive, value added acquisitions; (7) the inability to obtain or maintain the listing of the post-acquisition company’s ordinary shares on a stock exchange following the Merger; (8) the risk that the Merger disrupts current plans and operations as a result of the announcement and consummation of the Merger; (9) the ability to recognize the anticipated benefits of the Merger, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably and retain its key employees; (10) costs related to the Merger; (11) changes in applicable laws or regulations; (12) the possibility that the Company or the combined company may be adversely affected by other economic, business, and/or competitive factors; and (13) other risks and uncertainties identified in the Company’s proxy statement relating to the Merger, including those under “Risk Factors” therein, and in the Company’s and CF Corp’s other filings with the SEC. The foregoing list of factors is not exclusive. Readers should not place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, subject to applicable law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FIDELITY & GUARANTY LIFE

/s/ Eric L. Marhoun
Eric L. Marhoun
Executive Vice President, General Counsel and Secretary

Dated: November 9, 2017